Exhibit 4.3(b)

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

This is Amendment No. 1, dated as of December 27, 2005 (this “Amendment No. 1”) to the Registration Rights Agreement, dated as of September 7, 2001 (the “Registration Rights Agreement”), by and between ON Semiconductor Corporation, a Delaware corporation (the “Company”), and TPG ON Holdings LLC, a Delaware limited liability company (“TPG” or the “Investor”).

RECITALS

WHEREAS, the Company and the Investor are parties to a Conversion and Termination Agreement, dated as of November 10, 2005 (the “Conversion and Termination Agreement”), pursuant to which the Investor converted 10,000 shares of the Company’s Series A Cumulative Convertible Preferred Stock (the “Preferred Stock”) into 49,364,080 shares of Common Stock (the “Conversion Shares”) on and as of November 10, 2005;

WHEREAS, as an inducement to the Investor agreeing to the conversion of the Preferred Stock, the Company issued to the Investor an additional 3,949,126 shares of Common Stock on November 18, 2005 (the “Inducement Shares”); and

WHEREAS, pursuant to the Conversion and Termination Agreement, the Company and the Investor agreed to amend the Registration Rights Agreement to provide for the registration of the Inducement Shares together with the Conversion Shares.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the parties agree as follows:

Section 1.1. Capitalized terms used but not otherwise defined herein have the meanings assigned thereto in the Registration Rights Agreement.

Section 2.1. Section 1.2 of the Registration Rights Agreement shall be amended to include the following definitions:

“Conversion and Termination Agreement” means the Conversion and Termination Agreement by and between the Company and the Investor dated November 10, 2005.

“Inducement Shares” means 3,949,126 shares of Common Stock issued by the Company to Investor on November 18, 2005 pursuant to the Conversion and Termination Agreement.

“Additional Effectiveness Date” means the 180th day following the date of the Conversion and Termination Agreement.

“Additional Registrable Securities” means the Inducement Shares and any securities issued or issuable in respect of any Additional Registrable Securities upon any stock dividend, stock split, or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction provided, however, that any such Additional Registrable Securities shall cease to be Additional Registrable Securities to the extent (i) a Registration Statement with respect to the sale of such Additional Registrable Securities has been declared effective under the Securities Act and such

Additional Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement, (ii) such Additional Registrable Securities have been distributed pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or (iii) such Additional Registrable Securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting transfer under the Securities Act shall have been delivered by the Company and such securities may be publicly resold without Registration under the Securities Act.

“Additional Filing Date” means the 120th day following the date hereof.

“Additional Registration Statement” means a Shelf Registration Statement covering the Additional Registrable Securities and any other Registrable Securities not already covered by an existing Registration Statement.

Section 2.2. Section 2.1 shall be amended by adding the following at the end of subsection (a):

“On or before the Additional Filing Date, the Company shall file with the SEC an Additional Shelf Registration Statement and, thereafter, shall use its reasonable best efforts to cause such Additional Shelf Registration Statement to be declared effective under the Securities Act by the Additional Effectiveness Date.”

Section 2.3. Subsection (b) of Section 2.1 shall be amended and restated in its entirety as follows:

(b) Continued Effectiveness. The Company shall use its reasonable best efforts, subject to Section 2.1(c), to keep such Shelf Registration Statement and Additional Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by holders until the earlier of the date upon which (i) a Registration Statement(s) with respect to the sale of such Registrable Securities and Additional Registrable Securities has been declared effective under the Securities Act and such Registrable Securities and Additional Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statements, (ii) such Registrable Securities and Additional Registrable Securities have been distributed pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or (iii) such Registrable Securities and Additional Registrable Securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting transfer under the Securities Act shall have been delivered by the Company and such securities may be publicly resold without Registration under the Securities Act (such period of effectiveness, the “Shelf Period”).

Section 2.4. Section 2.1 shall be amended by adding the following at the end of subsection (c):

“The Company’s rights granted under this subsection (c), with respect to a Shelf Suspension, shall be fully applicable to any Additional Registration Statement.”

Section 2.5. Section 2.1 shall be amended by adding the following new subsection (e):

“For purposes of determining the amount of Registrable Securities making a request or an election under this Agreement, as amended, the Additional Registrable Securities shall be counted as Registrable Securities and shall be able to participate in any Underwritten Offering, Demand Registration or Piggyback Registration to the fullest extent permitted of the Registrable Securities.”

Section 2.6 For purposes of Sections 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 3.5 and 3.9 of the Registration Rights Agreement, as amended, the term Registrable Securities shall hereby be deemed to include the Additional Registrable Securities.

Section 3.1. The last sentence of Section 3.11 shall be deleted.

Section 3.2. Except as specifically amended pursuant to the terms of this Amendment No. 1, the terms and provisions of the Registration Rights Agreement shall remain in full force and effect.

Section 3.3. This Amendment No. 1 may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their duly authorized representatives as of the date first written above.

ON SEMICONDUCTOR CORPORATION

By:	/s/ KEITH D. JACKSON
	Name:	Keith D. Jackson
	Title:	President and Chief Executive Officer

TPG ON HOLDINGS LLC

By:	/s/ DAVID A. SPURIA
	Name:	David A. Spuria
	Title:	Vice President

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